Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) is made as of the 1st day of October 2007, by and between The Hershey Company, a Delaware corporation (the “Company”), and Marcella K. Arline (“Employee”), and together with the Company, (the “Parties”).

RECITALS

WHEREAS, Employee is on the date hereof an employee of the Company holding the office of Senior Vice President, Chief People Officer; and

WHEREAS, Employee was eligible to elect to retire with enhanced benefits under the Company’s 2005 Early Retirement Program (“2005 ERP”); and

WHEREAS, the Chair of the Compensation and Executive Organization Committee (“Committee”) of the Company’s Board of Directors informed Employee in connection with her consideration of retirement under the 2005 ERP that if she did not retire under such program, the Committee would consider providing her additional benefits upon her actual retirement to compensate her for foregone benefits under the 2005 ERP; and

WHEREAS, Employee has informed the Company that she desires to retire from the Company (“Retirement”) effective at the close of business on December 31, 2007, whereupon Employee’s employment with the Company shall terminate; and

WHEREAS, Employee has informed the Company that she desires to resign as an officer of the Company (“Resignation”) effective on or before December 31, 2007 (the effective date of her resignation as set forth in a written notice to the Secretary of the Company is hereinafter referred to as her “Resignation Date”); and

WHEREAS, Employee will remain an active employee of the Company following the Resignation Date through and including December 31, 2007 and will provide services relating to the transition of her duties as Chief People Officer to her successor (“Transition Services”) from the Resignation Date to and including December 31, 2007 (such period hereinafter called the “Transition Period”); and

WHEREAS, as set forth on Annex A hereto, the value of certain benefits described thereon to which Employee would have been entitled under the 2005 ERP exceeds the estimated value of such benefits if employee retired effective December 31, 2007 by $983,121.00; and

WHEREAS, in order to secure the services of Employee throughout the Transition Period and in consideration of her not having elected to retire under the 2005 ERP, Company is willing to retain Employee during such period as an active employee of the Company and to pay her $983,121.00 in addition to all other benefits and payments to which she will be entitled upon her retirement; and

WHEREAS, the Company and Employee desire voluntarily to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties during the Transition Period and at Retirement; and

WHEREAS, the Parties acknowledge that they have entered into this Agreement for their mutual cooperation and benefit.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           Acknowledgment of Retirement Date.  The Parties acknowledge and agree that the Retirement shall be effective (the “Retirement Date”) as of the earliest of (i) the close of business on December 31, 2007; (ii) in the event Employee breaches any of her covenants, agreements or obligations hereunder, the date the Company provides notice of such breach to Employee; and (iii) Employee’s date of death.

2.           Resignation from Company Offices. Effective on the Resignation Date, Employee hereby voluntarily resigns from all of her positions and offices with the Company and its subsidiaries, including, without limitation, Senior Vice President, Chief People Officer and each office she may occupy of any subsidiary of the Company.

3.           Employee’s Acknowledgment of Consideration.  Employee specifically acknowledges and agrees that certain of the obligations created and payments made to her by the Company under this Agreement are promises and payments to which she is not otherwise entitled under any law, contract, or benefit plan maintained by the Company.

4.	Transition Period and Retirement.

4.1
Employee shall remain an active employee of the Company during the Transition Period and her employment with the Company shall continue during the Transition Period on the same basis and under the same terms as existed immediately prior to the Resignation Date, except that (i) Employee shall have no assigned duties and shall perform no services for the Company other than the Transition Services as reasonably requested by the Company from time to time, and (ii) Employee’s coverage under the Company’s short-term disability plan, and the Company’s premium contributions under the long-term disability plan shall cease as of the Resignation Date.

4.2	Following Employee’s Retirement Date and on or before January 31, 2008, the Company shall pay to Employee as a lump sum bonus, the amount of $983,121.00, subject to customary withholding:

4.3	Except as provided for in Section 6 below, employee shall be free to seek and accept other employment after the Retirement Date.

5.           COBRA Rights and Retiree Medical Coverage.

5.1.1
Effective as of the Retirement Date, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (“the Code”), Employee shall be offered the opportunity to elect continuation coverage under the group medical  plan of the Company (“COBRA coverage”).  The Company shall provide Employee with the appropriate COBRA coverage notice and election form for this purpose.  Employee shall notify the Company within two weeks of any change in Employee’s circumstances that would warrant discontinuation of Employee’s COBRA coverage and benefits (including but not limited to Employee’s receipt of group medical and dental benefits from any other employer).  The existence and duration of Employee's rights and/or the COBRA rights of any of Employee's eligible dependents shall be determined in accordance with Section 4980B of the Code.

5.1.2
As an alternative to COBRA coverage, Employee shall be offered the opportunity to elect coverage under The Hershey Company Retiree Medical and Life Insurance Plan, as amended, for so long as the Company shall make such plan available.  It is the Parties’ intention that, should Employee elect coverage under this Section 5.1.2, such coverage shall be deemed an alternative medical coverage which satisfies the continuation of coverage requirements of COBRA.  As such, the period of time which Employee receives coverage under the Retiree Medical and Life Insurance Plan shall be credited towards Employee’s continuation of coverage requirements under COBRA.

6.           Confidential, Proprietary and Privileged Information; Non-Competition.  The parties agree the terms and conditions of that certain Long-Term Incentive Program Participation Agreement and Mutual Agreement to Arbitrate Claims by and between the Company and Employee executed by Employee on May 5, 2005 (“Participation and Arbitration Agreement”), a copy of which is attached hereto, are incorporated herein by reference and made a part hereof as if fully set forth herein.  Notwithstanding any provisions to the contrary in the Participation and Arbitration Agreement, the terms and conditions thereof shall remain in effect for three years after the Retirement Date regardless of whether Employee is eligible or not to receive benefits under the SERP.

7.           General Release and Waiver by Employee.

7.1
Employee, for and on behalf of herself and each of her heirs, executors, administrators, personal representatives, successors and assigns, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Company, together with its subsidiaries and affiliates, and each of its and their past and present direct and indirect stockholders, directors, members, partners, officers, employees, agents, inside and outside counsel and representatives and its and their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Employee of this Agreement (but not including the Parties’ performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

7.1.1	Employee's application for and employment with the Company, her being an employee of the Company, her Resignation or her Retirement;

7.1.2	any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

7.1.3
any alleged misrepresentation, coercion, duress, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

7.1.4
any federal, state or local statute, ordinance or regulation, including but not limited to the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, and the Pennsylvania Human Relations Act.

7.2
Employee acknowledges and agrees that other than to seek the Company’s performance under this Agreement she is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys' fees and any form of injunctive relief.  Employee acknowledges and agrees that this waiver and release is an essential and material term of this Agreement.  Employee further acknowledges and agrees that she will not assert any breach of any agreement, plan, or right referred to herein based on any action or inaction of the Releasees prior to the date hereof.

7.3
Employee understands and intends that this Section 7 constitutes a general release, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver; provided, however, notwithstanding any other provision of this Section 7, the provisions of this Section 7 shall not apply to any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended.

7.4
Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Employee understands the significance of her release of unknown claims and her waiver of statutory protection against a release of unknown claims.

7.5
Employee agrees that she will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Section 7 general release that is filed or instigated by her or on her behalf with any agency, court or other government entity.

8.           Employee’s Representations and Covenants Regarding Actions.  Employee represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with her execution of this Agreement has she filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which she may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 7.1 (or Section 7.3, with the exception of the proviso thereto) above, and, to the maximum extent permitted by law Employee is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Employee hereby grants the Company her perpetual and irrevocable limited power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Employee further covenants and agrees that she will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Releasees or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order she will not aid or assist any such person or entity in prosecuting such Claim.

9.           No Disparaging Remarks.  Employee hereby covenants to each of the Releasees and agrees that she shall not, directly or indirectly, within or without the Company, make or solicit or encourage others to make or solicit any disparaging or negative remarks concerning the Releasees (as defined in Section 7 of this Agreement), or any of their products, services, businesses or activities.  Employee understands that her breach of this Section 9 and the Company’s delivery to her of notice of such breach shall subject her to liability for any damages arising from such remarks and could cause her benefits under the SERP to be suspended or terminated.

10.           No Conflict of Interest.  Employee hereby covenants and agrees that she shall not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with her obligations, covenants or agreements hereunder or which could cause any of her representations or warranties made herein to be untrue or inaccurate.

11.           Confidentiality.  Employee represents that she has not discussed, and agrees that she will not discuss, this Agreement or the circumstances of her Resignation and/or Retirement, except as approved by the Company, and that she will take affirmative steps to avoid or absent herself from any such discussion even if she is not an active participant therein.  EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HER UNDERSTANDING THEREOF.

12.           Return of Corporate Property; Conveyance of Information.  Employee hereby covenants and agrees that upon her Resignation, or at such earlier date as the Company may request in writing, Employee shall immediately return all documents, keys, ID cards, credit cards (without further use thereof), desktop and/or laptop computer, cell phones, Blackberry devices, and all other items which are the property of the Company and/or which contain confidential information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, thumb drives, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

13.           Remedies. In the event that Employee has breached any of her covenants, agreements or obligations under this Agreement, the Company shall notify Employee in writing at her home address as shown in the Company’s records of the reason for such determination.  The notice shall be sent via hand delivery or overnight courier.  Employee hereby acknowledges and affirms that in the event of any breach by Employee of any of her covenants, agreements and obligations hereunder, Employee’s Retirement shall be effective as of the day the Company provides notice thereof.  Employee further hereby acknowledges and affirms that in the event of such breach monetary damages would be inadequate to compensate the Releasees or any of them.  Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, any Releasee shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto.  Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

14.           Acknowledgment of Voluntary Agreement.  Employee hereby acknowledges and affirms that she is entering into this Agreement knowingly and voluntarily, without coercion or duress of any sort, in order to receive the payments and other consideration from the Company as set forth herein.  Employee acknowledges and affirms that she has been given adequate opportunity to review and consider this Agreement.

15.           Complete Agreement; Inconsistencies.  This Agreement, Annex A hereto and the Participation and Arbitration Agreement  constitute the complete and entire agreement between Employee and  the Company with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement, Annex A and the Participation and Arbitration Agreement, including the mutual covenants, agreements, acknowledgments and affirmations contained herein and therein, are intended to constitute a complete settlement and resolution of all matters set forth in Section 7 hereof.

16.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

17.           Third Party Beneficiaries.  The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Employee, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and the Employee, on the other hand.

18.           Tax Withholdings.  Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Employee any amounts required to be withheld in respect of federal, state or local taxes.

19.           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.  In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania shall control the interpretation and construction of this Agreement, even though under any other jurisdiction's choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

20.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

21.           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22.           Successors and Assigns.  The Parties’ obligations hereunder shall be binding upon their heirs, personal representatives, successors and assigns.  The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective heirs, personal representatives, successors and assigns.

23.           Amendments and Waivers.  No amendment or waiver shall be binding upon any party hereto unless consented to in writing by such party.

24.           Headings.  The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

25.           Waiver of Jury Trial.  Each of the Parties hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the Parties relating to the subject matter hereof to the extent the resolution of such matter is not governed by the Participation and Arbitration Agreement.  Each of the Parties also waives any bond or surety or security upon such bond which might, but for this waiver, be required of the other party.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  Each of the Parties further represents and warrants that she or it knowingly and voluntarily waives her or its jury trial rights.  This waiver may not be modified orally, but only in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Agreement.  I understand that by executing this Agreement I will relinquish any right or demand, other than those created by or otherwise set forth in this Agreement, I may have against the Releasees or any of them.

DATED: November 11, 2007	/s/ Marcella K. Arline Marcella K. Arline

THE HERSHEY COMPANY
DATED: October 11, 2007	/s/ Burton H. Snyder Burton H. Snyder Senior Vice President, General Counsel and Secretary

 Annex A
Retirement Agreement
Marcella K. Arline

ERP Make-Up Value

ERP Make-up is sum of difference in minimum benefit provided by ERP less estimated benefit as 12/31/07 plus additional vesting of 1,000 RSUs as provided by ERP

Retirement values	2005 ERP Value		Est. Benefit as of 12/31/2007		Difference between ERP and Est.

HRA Qualified Pension	$818,907		$557,959		$260,948
DB SERP	$4,106,982	[1]	$3,430,429	[2]	$676,553
	$4,925,889		$3,988,388		$937,501

RSU value[3]
1,000 Units @ $45.62					$45,620

ERP Make-up					$983,121

[1] Minimum provided by ERP
[2] Current SERP benefit estimated as of 12/31/07 based on rolling 30-year Treasury rate (9 months actual and 3 months at current rate) 4.91%
[3] Average closing price Hershey common stock, Sept 1 - Sept 14, 2007